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                                 Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Daisytek International Corporation of our report dated May 8, 2001, except as to Note 3, as to which the date is May 25, 2001, and Note 4 as to which the date is January 4, 2002 with respect to the consolidated financial statements of Daisytek International Corporation included in its Current Report on Form 8-K dated September 25, 2001, and our report dated May 8, 2001 with respect to the related financial statement schedule for the year ended March 31, 2001 included in its Annual Report (Form 10-K) for the year ended March 31, 2001, filed with the Securities and Exchange Commission.


                                                     ERNST & YOUNG LLP


Dallas, Texas
January 4, 2002